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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           PARKER-HANNIFIN CORPORATION
                -----------------------------------------------
             (Exact name of registrant as specified in its charter)

          Ohio                                          34-0451060
--------------------------------------------------------------------------------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                      Identification No.)

6035 Parkland Boulevard, Cleveland, Ohio                  44124
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                (Zip Code)

      PARKER-HANNIFIN CORPORATION NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
--------------------------------------------------------------------------------
                            (Full title of the plan)

      CT Corporation System, 1300 East Ninth Street, Cleveland, Ohio 44114
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (216) 621-4270
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
                                            Proposed maximum    Proposed maximum
 Title of securities to    Amount to be    offering price per  aggregate offering      Amount of
     be registered        registered (1)       share (2)            price (2)      registration fee
----------------------------------------------------------------------------------------------------
Common Stock, par value
$.50 per share                375,000            $41.76            $15,660,000         $1,440.72
----------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 of the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers such additional shares of Common Stock, $.50 par value per share (the "Common Stock"), as may become issuable pursuant to the anti-dilution provisions of the Parker-Hannifin Corporation Non-Employee Directors Stock Option Plan.

(2) Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on February 7, 2003.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Document by Reference.

       The following documents previously filed by Parker-Hannifin Corporation (the "Corporation") with the Securities and Exchange Commission are incorporated herein by reference:

       (1)    Annual Report on Form 10-K for the fiscal year ended June 30,
              2002;

       (2)    Quarterly Report on Form 10-Q for the quarter ended September 30,
              2002;

       (3)    Quarterly Report on Form 10-Q for the quarter ended December 31,
              2002;

       (4) Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2002;

       (5) Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2003;

       (6) Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2003; and

       (7) The description of the Corporation's Common Stock, par value $.50 per share, contained in the Corporation's Registration Statement on Form 8-A filed with the Commission on September 8, 1967 and all amendments and reports filed for the purpose of updating that description.

       All documents that shall be filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment indicating that all securities offered under the Corporation's Non-Employee Directors Stock Option Plan have been sold or deregistering all securities then remaining unsold thereunder shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing thereof.

Item 6.  Indemnification of Directors and Officers.

       Article VII of the Corporation's Code of Regulations provides as follows:

       The Corporation shall indemnify, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided by this Article VII shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under the articles of incorporation or the regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

       Section 1701.13(E) of the Ohio Revised Code ("Revised Code") provides as follows:

       (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

              (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

              (b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

       (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

       (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

              (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division
       (E)(1) or (2) of this section;

              (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

              (c) By the shareholders;

              (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

       Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

       (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to Section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

              (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

              (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

       (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

       (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

       (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

       (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

       (9) As used in this division, references to "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

       Under the terms of an Indemnification Agreement, filed as Exhibit 10(c) to the Registrant's Form 10-K for the fiscal year ended June 30, 2000, to which reference is hereby made, each Director and certain officers of the Registrant are indemnified against certain liabilities, including liabilities arising under the Securities Act.

Item 8.  Exhibits.

   Exhibit No.                        Description of Exhibit
   ----------                         ----------------------
       4(a) Amended Articles of Incorporation are hereby incorporated by reference to Exhibit 3 to the Registrant's Report on Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 1-4982).

       4(b) Code of Regulations is hereby incorporated by reference to Exhibit 3(b) to the Registrant's Report on Form 10-K for the fiscal year ended June 30, 2001 (Commission File No. 1-4982).

       4(c)   Rights Agreement is hereby incorporated by reference to Exhibit
              4.1 to the Registrant's Report on Form 8-K filed with the Commission on February 4, 1997 (Commission File No. 1-4982), as amended by the First Addendum and the Second Addendum which are incorporated by reference to Exhibit 4(a) to the Registrant's Report on Form 10-K for the fiscal year ended June 30, 1999 (Commission File No. 1-4982).

       5*     Opinion of Counsel

       23(a)* Consent of Independent Accountants

       23(b)* Consent of Counsel - See Exhibit 5

       24*    Power of Attorney

-------------
*Filed herewith

Item 9.  Undertakings

(a)    The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on this 13th day of February, 2003.

                                       PARKER-HANNIFIN CORPORATION

                                       By: /s/ Thomas A. Piraino, Jr.
                                           Thomas A. Piraino, Jr.
                                           Vice President, General Counsel
                                           and Secretary

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

       Officers and Directors of Parker-Hannifin Corporation:

DUANE E. COLLINS, Chairman of the Board; DONALD E. WASHKEWICZ, Chief Executive Officer and Director; MICHAEL J. HIEMSTRA, Principal Financial Officer; DANA A. DENNIS, Principal Accounting Officer; JOHN G. BREEN, Director; WILLIAM E. KASSLING, Director; ROBERT J. KOHLHEPP, Director; PETER W. LIKINS, Director; GIULIO MAZZALUPI, Director; KLAUS-PETER MULLER, Director; CANDY M. OBOURN, Director; HECTOR R. ORTINO, Director; ALLAN L. RAYFIELD, Director; WOLFGANG R. SCHMITT, Director; DEBRA L. STARNES, Director; and DENNIS W. SULLIVAN, Director.

       This Registration Statement has been signed on behalf of the above-named directors and officers of the Registrant by Thomas A. Piraino, Jr., Vice President, General Counsel and Secretary of the Registrant, as attorney-in-fact pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

February 13, 2003                      By: /s/Thomas A. Piraino, Jr.
                                           Thomas A. Piraino, Jr.
                                           Attorney-in-Fact

                                  EXHIBIT INDEX

    Exhibit
     Number                          Exhibit Description
    --------                         -------------------
       4(a) Amended Articles of Incorporation are hereby incorporated by reference to Exhibit 3 to the Registrant's Report on Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 1-4982).

       4(b) Code of Regulations is hereby incorporated by reference to Exhibit 3(b) to the Registrant's Report on Form 10-K for the fiscal year ended June 30, 2001 (Commission File No. 1-4982).

       4(c)   Rights Agreement is hereby incorporated by reference to Exhibit
              4.1 to the Registrant's Report on Form 8-K filed with the Commission on February 4, 1997 (Commission File No. 1-4982), as amended by the First Addendum and the Second Addendum which are incorporated by reference to Exhibit 4(a) to the Registrant's Report on Form 10-K for the fiscal year ended June 30, 1999 (Commission File No. 1-4982).

       5*     Opinion of Counsel

       23(a)* Consent of Independent Accountants

       23(b)* Consent of Counsel - See Exhibit 5

       24*    Power of Attorney

-------------
*Filed herewith